Exhibit 5.1

Leonard  E. Neilson

A  PROFESSIONAL  CORPORATION

LEONARD E. NEILSON	8160 South Highland Drive, Suite 104
Attorney at Law	Sandy, Utah 84093
Telephone: (801) 733-0800
Fax: (801) 733-4007
E-mail: LNeilsonLaw@aol.com

December 3, 2019

Defense Technologies International Corp.
2683 Via De La Valle
Suite G418
Del Mar California 92014

Re:	Form S-8 Registration Statement
Legal Services Agreement – November 15, 2018
S.E.C. File No. 000-54851

To the Board of Directors:

I have acted as special counsel to Defense Technologies International Corp., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 being filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  The registration statement relates to registration under the Securities Act of 200,000 shares of the Company's common stock, $0.0001 par value (the “Shares”), issuable by the Company pursuant to that certain Legal Services Agreement – November 15, 2019 by and between the Company and Leonard E. Neilson, Attorney at Law (the “Agreement”), relating to legal and consulting services rendered to the Company.

In rendering this opinion, I have examined the registration statement as well as the Company’s Articles of Incorporation and all amendments thereto, By-Laws and all amendments thereto, the Agreement and minutes of corporate proceedings and resolutions of the Board of Directors.  I have also examined such other corporate records and made such other legal and factual examinations and inquiries as I have considered relevant and necessary as a basis for the opinion expressed herein.  In my examination, I have presumed, without independent investigation, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies, the legal capacity of all natural persons, the genuineness of all signatures, and the veracity, accuracy and completeness of all records made available to me by the Company.  I have also reviewed such statutes and judicial precedents deemed necessary as a basis for the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Federal laws of the United States of America and the corporate laws of the State of Delaware.  I express no opinion concerning any law of any other jurisdiction or the local laws of any jurisdiction.  My opinion is expressly limited to those matters set forth herein and I make no opinion, expressed or implied, as to any other matters relating to the Company or its securities.

I hereby consent to the filing of this opinion as an exhibit to the registration statement and to the use of my name and the making of statements with respect to myself therein.  In giving this consent, I do not admit that I am within the category of persons whose consent is required under the Securities Act, including Section 7 thereof, or rules and regulations promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. Additionally, the undersigned assumes no obligation or duty to advise you regarding any facts, circumstances, events or changes in the law that may hereafter be brought to my attention that may alter, affect or modify the opinion expressed herein.

The undersigned hereby acknowledges that as of the date hereof, I am the beneficial owner of the 200,000 shares of the Company’s common stock that are the subject of the registration statement and this opinion.

Yours truly,

/S/ Leonard E. Neilson

Leonard E. Neilson, Attorney at Law, P.C.